                                                                   EXHIBIT 11.1

                             MEDI-JECT CORPORATION
                      Computation of Earnings per Share
                 (Not Covered by Independent Auditors' Report)


                                            12 months ended   6 months ended
                                              December 31,        June 30,
                                                  1995             1996
                                            ---------------   --------------

Net Loss                                         (1,882,459)     (1,184,178)

Pro Forma Per Share Data:
  Shares of common stock and
  common stock equivalents:
     Number of common shares
     outstanding                                  3,552,113        4,725,633
     Effect of outstanding stock options            903,796          903,796
     Effect of incremental shares                   724,277          724,277
                                            ---------------   --------------
                                                  5,180,186        6,353,706
                                            ===============   ==============

Pro Forma Net loss per Common share                   (0.36)           (0.19)


Note: Shares outstanding and the effect of stock options and warrants and the incremental effect of shares issued below the IPO price within the past 12 months were calculated pursuant to the rules of Staff Accounting Bulletin 4:D.